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                                                                     EXHIBIT 5.1

                 OPINION OF GUNDERSON DETTMER STOUGH VILLENEUVE
                            FRANKLIN & HACHIGIAN, LLP



July 12, 2000

Fatbrain.com, Inc.
2550 Walsh Avenue
Santa Clara, CA  95051

Gentlemen:

        We have examined the Registration Statement on Form S-3 originally filed by Fatbrain.com, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on June ___, 2000, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to $20,000,000 of the Company's common stock and warrants to purchase common stock (the "Securities").

        We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Amended and Restated Articles of Incorporation of the Company, the Bylaws of the Company and actions by the Board of Directors of the Company.

        It is our opinion that the Securities, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP